Exhibit 99.2

CSX
How tomorrow moves

CSX QUARTERLY FINANCIAL REPORT

THIRD QUARTER 2010

CSX Delivers Record Third Quarter Results
on Improving Business Levels

Year-Over-Year Highlights:

•	Volume up 10 percent in an improving marketplace
•	Operating income increases 39 percent to $825 million
•	Operating ratio improves 490 basis points to 69.1 percent
•	Earnings Per Share up 48 percent to $1.08

Jacksonville, Fla. – October 12, 2010 – CSX Corporation (NYSE: CSX) today announced third quarter earnings of $414 million, or $1.08 per share, versus $290 million, or $0.73 per share, in the same period last year. This represents a 48 percent year-over-year improvement in earnings per share and a third quarter record for the company.

Third quarter revenue increased 16 percent from the prior year to nearly $2.7 billion on a 10 percent overall increase in volume. Revenue growth and continued operating leverage drove a 39 percent increase in operating income to $825 million, and a 490 basis point improvement in the operating ratio to 69.1 percent.

“As the economy continued to improve, CSX saw volume growth in nearly all markets while delivering another strong performance in safety, service and productivity,” said Michael J. Ward, chairman, president and chief executive officer.  “These positive financial results are enabling the company to increase investments that create competitive advantages for customers, grow the business, create jobs and deliver shareholder value.”

Accordingly, the company today announced plans to raise its 2010 capital investment to approximately $1.8 billion, up from the previously announced $1.7 billion.  In addition, and consistent with its balanced approach to capital deployment, CSX said it expects to repurchase an additional $646 million in shares by the end of the first quarter of 2011, representing the remainder of its existing $3 billion share repurchase program.  These actions build on the company’s September 29 announcement to increase its dividend for the eighth time in five years.

Table of Contents	The accompanying unaudited	CSX CORPORATION	CONTACTS:
	financial information should be	500 Water Street, C900
Consolidated Financial Statements........p. 3	read in conjunction with the	Jacksonville, FL	INVESTOR RELATIONS
Operating Statistics..................................p. 10	Company’s most recent	32202	David Baggs
Network Map.............................................p. 12	Annual Report on Form 10-K,	http://www.csx.com	(904) 359-4812
	Quarterly Reports on Form		MEDIA
	10-Q, and any Current		Lauren Rueger
	Reports on Form 8-K.		(877) 835-5279

CSX Corporation, based in Jacksonville, Fla., is a leading transportation company providing rail, intermodal and rail-to-truck transload services. The company’s transportation network spans approximately 21,000 miles with service to 23 eastern states and the District of Columbia, and connects to more than 70 ocean, river and lake ports.

This earnings announcement, as well as a package of detailed financial information, is contained in the CSX Quarterly Financial Report available on the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission (“SEC”).

CSX executives will conduct a quarterly earnings conference call with the investment community on October 13, 2010 at 8:30 a.m. Eastern Time.  Investors, media and the public may listen to the conference call by dialing 1-888-327-6279 (888-EARN-CSX) and asking for the CSX earnings call. (Callers outside the U.S., dial 1-773-756-0199). Participants should dial in 10 minutes prior to the call.  In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com.  Following the earnings call, an internet replay of the presentation will be archived on the company website.

Forward-looking Statements

This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, volumes, rates, cost-savings, expenses, liquidity, capital expenditures, share repurchases or other financial items; statements of management’s plans, strategies and objectives for future operations, and management’s expectations as to future performance and operations and the time by which objectives will be achieved; statements concerning proposed new services; and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company does update any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward-looking statements include, among others; (i) the company’s success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting full year 2010 economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company’s SEC reports, accessible on the SEC’s website at www.sec.gov and the company’s website at www.csx.com.

CSX Corporation
CONSOLIDATED INCOME STATEMENTS (Unaudited)
(Dollars in Millions, Except Per Share Amounts)

	Quarters Ended				Nine Months Ended
	Sep. 24,	Sep. 25,			Sep. 24,	Sep. 25,
	2010	2009	$ Change	% Change	2010	2009	$ Change	% Change
		(Adjusted)(a)				(Adjusted)(a)
Revenue	$2,666	$2,289	$377	16%	$7,820	$6,721	$1,099	16%
Expense
Labor and Fringe	731	653	(78)	(12)	2,181	1,969	(212)	(11)
Materials, Supplies and Other	509	500	(9)	(2)	1,579	1,482	(97)	(7)
Fuel	279	223	(56)	(25)	866	599	(267)	(45)
Depreciation	232	227	(5)	(2)	690	677	(13)	(2)
Equipment and Other Rents	90	92	2	2	279	303	24	8
Total Expense	1,841	1,695	(146)	(9)	5,595	5,030	(565)	(11)

Operating Income	825	594	231	39	2,225	1,691	534	32

Interest Expense	(131)	(140)	9	6	(408)	(420)	12	3
Other Income - Net (b)	8	6	2	33	28	19	9	47
Earnings From Continuing Operations
Before Income Taxes	702	460	242	53	1,845	1,290	555	43

Income Tax Expense (c)	(288)	(170)	(118)	(69)	(712)	(465)	(247)	(53)
Earnings from Continuing Operations	414	290	124	43	1,133	825	308	37

Discontinued Operations (d)	-	-	-	-	-	15	(15)	100
Net Earnings	$414	$290	$124	43%	$1,133	$840	$293	35%

Operating Ratio	69.1%	74.0%			71.5%	74.8%

Per Common Share
Net Earnings Per Share, Assuming Dilution
Continuing Operations	$1.08	$0.73	$0.35	48%	$2.92	$2.08	$0.84	40%
Discontinued Operations(d)	-	-	-	-	-	0.04	(0.04)	(100)
Net Earnings	$1.08	$0.73	$0.35	48%	$2.92	$2.12	$0.80	38%

Average Shares Outstanding,
Assuming Dilution (Thousands)(e)	381,835	396,333			387,516	395,268

Cash Dividends Paid Per Common Share	$0.24	$0.22			$0.72	$0.66

See accompanying Notes to Consolidated Financial Statements on Page 6.

CSX Corporation
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)
	(Unaudited)
	Sep. 24,	Dec. 25,
	2010	2009
		(Adjusted)(a)
ASSETS

Current Assets
Cash and Cash Equivalents	$636	$1,029
Short-term Investments	40	61
Accounts Receivable - Net	1,001	995
Materials and Supplies	225	203
Deferred Income Taxes	206	158
Other Current Assets	97	124
Total Current Assets	2,205	2,570

Properties	31,457	30,907
Accumulated Depreciation	(8,123)	(7,843)
Properties - Net	23,334	23,064

Investment in Conrail	660	650
Affiliates and Other Companies	466	438
Other Long-term Assets	364	165
Total Assets	$27,029	$26,887

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Accounts Payable	$981	$967
Labor and Fringe Benefits Payable	473	383
Casualty, Environmental and Other Reserves	187	190
Current Maturities of Long-term Debt	605	113
Income and Other Taxes Payable	179	112
Other Current Liabilities	115	100
Total Current Liabilities	2,540	1,865

Casualty, Environmental and Other Reserves	534	547
Long-term Debt	7,297	7,895
Deferred Income Taxes	6,732	6,528
Other Long-term Liabilities	1,288	1,284
Total Liabilities	18,391	18,119

Common Stock, $1 Par Value	374	393
Other Capital	-	80
Retained Earnings	9,022	9,090
Accumulated Other Comprehensive Loss	(771)	(809)
Noncontrolling Interest	13	14
Total Shareholders' Equity	8,638	8,768
Total Liabilities and Shareholders' Equity	$27,029	$26,887

See accompanying Notes to Consolidated Financial Statements on Page 6.

CSX Corporation
CONSOLIDATED CASH FLOW STATEMENTS
(Dollars in Millions)

	(Unaudited)
	Nine Months Ended
	Sep. 24,	Sep. 25,
	2010	2009
		(Adjusted)(a)
OPERATING ACTIVITIES
Net Earnings	$1,133	$840
Adjustments to Reconcile Net Earnings to Net Cash Provided
by Operating Activities:
Depreciation	690	675
Deferred Income Taxes	139	326
Contributions to Qualified Pension Plans	-	(166)
Other Operating Activities	80	(150)
Changes in Operating Assets and Liabilities:
Accounts Receivable	(6)	159
Other Current Assets	(44)	(50)
Accounts Payable	27	(4)
Income and Other Taxes Payable	150	39
Other Current Liabilities	97	(80)
Net Cash Provided by Operating Activities	2,266	1,589

INVESTING ACTIVITIES
Property Additions	(1,092)	(1,031)
Other Investing Activities	41	51
Net Cash Used in Investing Activities	(1,051)	(980)

FINANCING ACTIVITIES
Long-term Debt Issued	-	500
Long-term Debt Repaid	(103)	(110)
Dividends Paid	(275)	(259)
Stock Options Exercised	21	19
Shares Repurchased(e)	(1,123)	-
Other Financing Activities	(128)	(188)
Net Cash Provided by Financing Activities	(1,608)	(38)

Net (Decrease) Increase in Cash and Cash Equivalents	(393)	571

CASH AND CASH EQUIVALENTS
Cash and Cash Equivalents at Beginning of Period	1,029	669
Cash and Cash Equivalents at End of Period	$636	$1,240

See accompanying Notes to Consolidated Financial Statements on Page 6.

CSX Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

a)	Rail grinding: Certain prior year amounts have been adjusted for the retrospective change in accounting principle for rail grinding. See page 11 for effects of the adjustments.

b)	Other Income – Net: Other income – net consisted of the following:

	Quarters Ended			Nine Months Ended
	Sep. 24,	Sep. 25,		Sep. 24,	Sep. 25,
(Dollars in Millions)	2010	2009	$ Change	2010	2009	$ Change
Interest Income	$1	$2	$(1)	$4	$9	$(5)
Income from Real Estate Operations	5	11	(6)	20	18	2
Miscellaneous Income (Expense)	2	(7)	9	4	(8)	12
Total Other Income - Net	$8	$6	$2	$28	$19	$9

c)
Income Tax Expense: During the third quarter of 2010, the Company recorded an income tax charge of $22 million or $0.06 per share primarily related to the merger of the Company’s former Intermodal subsidiary with CSX Transportation, Inc. (“CSXT”).

d)
Discontinued Operations: In second quarter 2009, CSX sold the stock of a subsidiary that indirectly owned Greenbrier Hotel Corporation, owner of The Greenbrier resort. A gain on this transaction, as well as losses from operations, is shown in this net earnings amount. Because of the sale, these amounts are reported as discontinued operations in the Company’s consolidated income statements and all prior periods have been reclassified.

e)
Shares Repurchased: During the third quarter of 2010, CSX repurchased approximately $300 million, or 5.7 million shares, under the Company’s previously announced share repurchase program.  During the nine months of 2010, CSX repurchased $1.1 billion, or 21 million shares.

CSX Corporation
VOLUME AND REVENUE (Unaudited)
Volume (Thousands of Units); Revenue (Dollars in Millions); Revenue Per Unit (Dollars)

Quarters Ended September 24, 2010 and September 25, 2009

	Volume			Revenue			Revenue Per Unit
	2010	2009	% Change	2010	2009	% Change	2010	2009	% Change
Chemicals	116	110	5%	$379	$332	14%	$3,267	$3,018	8%
Phosphates and Fertilizers	78	77	1	107	94	14	1,372	1,221	12
Automotive	82	57	44	196	127	54	2,390	2,228	7
Emerging Markets	113	109	4	163	159	3	1,442	1,459	(1)
Agricultural Products	104	101	3	246	223	10	2,365	2,208	7
Forest Products	67	67	-	150	140	7	2,239	2,090	7
Metals	57	55	4	125	111	13	2,193	2,018	9
Food and Consumer	26	26	-	62	57	9	2,385	2,192	9
Total Merchandise	643	602	7	1,428	1,243	15	2,221	2,065	8

Coal	392	382	3	835	680	23	2,130	1,780	20

Intermodal(a)	574	481	19	318	299	6	554	622	(11)

Other	-	-	-	85	67	27	-	-	-

Total	1,609	1,465	10%	$2,666	$2,289	16%	$1,657	$1,562	6%

Nine Months Ended September 24, 2010 and September 25, 2009

	Volume			Revenue			Revenue Per Unit
	2010	2009	% Change	2010	2009	% Change	2010	2009	% Change
Chemicals	344	320	8%	$1,102	$948	16%	$3,203	$2,963	8%
Phosphates and Fertilizers	237	211	12	339	275	23	1,430	1,303	10
Automotive	244	156	56	570	335	70	2,336	2,147	9
Emerging Markets	311	306	2	460	440	5	1,479	1,438	3
Agricultural Products	325	316	3	768	705	9	2,363	2,231	6
Forest Products	195	196	(1)	440	413	7	2,256	2,107	7
Metals	183	148	24	393	295	33	2,148	1,993	8
Food and Consumer	76	76	-	180	176	2	2,368	2,316	2
Total Merchandise	1,915	1,729	11	4,252	3,587	19	2,220	2,075	7

Coal	1,166	1,188	(2)	2,406	2,086	15	2,063	1,756	17

Intermodal(a)	1,612	1,378	17	941	851	11	584	618	(6)

Other	-	-	-	221	197	12	-	-	-

Total	4,693	4,295	9%	$7,820	$6,721	16%	$1,666	$1,565	6%

(a) The revenue-per-unit decline was primarily driven by the continued impact of terminating the prior interline agreement.  See the explanation for intermodal variances for further information.

CSX Corporation

VOLUME AND REVENUE

CSX third quarter results reflect continued strong year-over-year volume and revenue growth as a result of the improving marketplace and in comparison to the level of economic activity last year.  The greatest volume increases occurred in the automotive and intermodal markets.  Ongoing emphasis on pricing above rail inflation and yield management, along with higher fuel recovery associated with the increase in fuel prices drove revenue-per-unit increases in nearly all markets.

Merchandise

Chemicals – Growth occurred across most markets reflecting improvement in demand for intermediate products used in manufacturing automobiles and consumer goods.

Phosphates and Fertilizers – Volume was relatively flat as strength in domestic shipments, due to a strong planting season, was mostly offset by a slight moderation in export volume.

Automotive – Strong growth was due to an increase in North American light vehicle production driven by higher sales.

Emerging Markets – Shipments of aggregates (which include crushed stone, sand and gravel) were flat, however volume growth was primarily driven by new shipments of limestone and cement.

Agricultural Products – Volume grew with increased shipments of feed, wheat and ethanol.  Domestic shipments of feed and wheat increased due to reduced imports as a result of a worldwide shortage of wheat. Ethanol shipments grew as the amount of ethanol in fuel continued to increase.

Forest Products – Volume was flat due to continued weakness in construction and paper-related markets.

Metals – Volume growth was driven by increased shipments of sheet steel for auto production and by increases in pipe shipments for energy-related uses.

Food and Consumer – Volume was flat as increased shipments of refrigerated products and alcoholic beverages were offset by weakness in demand for appliances.

Coal

Growth was driven by higher export shipments due to greater demand for U.S. metallurgical coal, partially offset by lower shipments to utility customers as stockpiles continued to moderate to more normal levels.  The increase in revenue per unit was driven by improved yield and longer length of haul.

Intermodal

Revenue gains during the quarter were driven by volume growth.  International volume increased due to new business, U.S. inventory replenishments, and early holiday shipping.  Domestic volume continued to grow with truckload conversions and expanded transcontinental service offerings.  The revenue-per-unit decline was driven by the continued impact of terminating the prior interline agreement and was partly offset by increased fuel recovery and an improved pricing environment.

Other

Revenue gains were primarily driven by benefits for contract volume commitments not met as well as increases in intermodal container usage charges.

CSX Corporation

EXPENSE
Expenses increased $146 million from last year’s third quarter. Significant variances are described below.

Labor and Fringe expense increased $78 million. This increase was primarily driven by inflation, higher incentive compensation, and hiring and other costs.

Materials, Supplies and Other expense increased $9 million due to several items:

•	Inland transportation expense reductions of $44 million were related to the continued impact of terminating the prior intermodal interline agreement.

•	Higher volume-related expenses were $24 million.

•
Prior year expense reductions were $18 million and did not recur in the current quarter. These reductions were primarily related to legal recoveries and lower bad debt expense due to improved collections.

•	Various other costs that are not expected to repeat.

Fuel expense increased $56 million primarily due to higher prices as well as higher volume.

Depreciation expense increased $5 million due to a larger asset base related to higher capital spending, partially offset by lower depreciation rates resulting from the previous periodic review of asset useful lives.

Equipment and Other Rents expense decreased $2 million primarily due to current quarter’s cost savings associated with improved asset utilization and lower lease expense, partially offset by volume-related increases.

FUEL STATISTICS

	Quarters Ended			Nine Months Ended
	Sep. 24,	Sep. 25,		Sep. 24,	Sep. 25,
	2010	2009	Change	2010	2009	Change
Estimated Locomotive Fuel Consumption (Millions of gallons)	117.4	107.6	(9.8)	357.9	333.5	(24.4)
Price Per Gallon (Dollars)	$2.17	$1.88	$(0.29)	$2.20	$1.60	$(0.60)
Total Locomotive Fuel Expense (Dollars in millions)	$255	$202	$(53)	$787	$534	$(253)
Total Non-Locomotive Fuel Expense (Dollars in millions)	24	21	(3)	79	65	(14)
Total Fuel Expense (Dollars in millions)	$279	$223	$(56)	$866	$599	$(267)

EMPLOYEE COUNTS (Estimated)

	2010	2009	Change
July	30,273	29,962	311
August	30,194	29,946	248
September	30,191	29,742	449

Average	30,219	29,883	336

CSX Corporation

OPERATING STATISTICS (Estimated)

	Quarters Ended			Nine Months Ended
	Sep. 24,	Sep. 25,	Improvement	Sep. 24,	Sep. 25,	Improvement
Coal (Millions of Tons)	2010	2009	(Decline) %	2010	2009	(Decline) %
Domestic
Utility	30.2	31.4	(4)%	90.5	101.0	(10)%
Other	4.2	3.9	8	10.7	9.6	11
Total Domestic	34.4	35.3	(3)	101.2	110.6	(8)
Export	6.6	5.5	20	21.9	16.4	34
Coke and Iron Ore	2.3	1.6	44	6.0	4.1	46
Total Coal	43.3	42.4	2%	129.1	131.1	(2)%

Revenue Ton-Miles (Billions)(a)
Merchandise	31.5	29.6	6%	95.2	87.3	9%
Coal	20.0	19.2	4	59.4	58.1	2
Intermodal	5.3	4.4	20	14.9	12.6	18
Total	56.8	53.2	7%	169.5	158.0	7%

Gross Ton-Miles (Billions)
Total Gross Ton-Miles	103.3	95.9	8%	309.4	286.1	8%
(Excludes locomotive gross ton-miles)

Safety and Service Measurements
FRA Personal Injury Frequency Index	1.06	1.15	8%	1.01	1.26	20%
Number of FRA-reportable injuries per 200,000 man-hours
FRA Train Accident Rate	2.25	2.59	13%	2.77	2.96	6%
Number of FRA-reportable train accidents per million train miles

On-Time Train Originations	77%	82%	(6)%	75%	82%	(9)%
On-Time Destination Arrivals	69%	79%	(13)%	69%	80%	(14)%

Dwell (Hours)	24.8	24.0	(3)%	24.8	24.0	(3)%
Cars-On-Line	210,117	214,987	2%	211,672	217,373	3%

Train Velocity (Miles per hour)	21.1	21.8	(3)%	21.0	21.7	(3)%

Resources			Decrease %
Route Miles	21,091	21,190	-%
Locomotives (Owned and long-term leased)	4,068	4,092	(1)%
Freight Cars (Owned and long-term leased)	80,919	85,223	(5)%

                        (a) Prior periods have been reclassified to conform to current presentation.

CSX Corporation

Effective in the second quarter of 2010, CSX changed the accounting policy for rail grinding costs from a capitalization method, under which the cost of rail grinding was capitalized and then depreciated, to a direct expense method, under which rail grinding costs are expensed as incurred. This represents a change from an acceptable method under generally accepted accounting principles to a preferable method, and is consistent with recent changes in industry practice. The effects of this change are not material to the financial condition, results of operations, or liquidity for any of the periods presented. All previous periods have been adjusted to reflect this change. For further details, see CSX’s Third Quarter 2010 Quarterly Report on Form 10-Q, which is required to be filed by November 3, 2010.

Impact of Retrospective Change in Accounting Principle for Rail Grinding (unaudited)

	Quarter Ended September 25, 2009			Nine Months Ended September 25, 2009
Consolidated Income Statement	As Previously Reported	Impact of Adjustment	As Adjusted	As Previously Reported	Impact of Adjustment	As Adjusted
(Dollars in Millions, Except Per Share Amounts)
Materials, Supplies and Other	$495	$5	$500	$1,467	$15	$1,482
Depreciation	228	(1)	227	681	(4)	677
Total Expense	1,691	4	1,695	5,019	11	5,030
Operating Income	598	(4)	594	1,702	(11)	1,691
Earnings from Continuing Operations Before Taxes	464	(4)	460	1,301	(11)	1,290
Income Tax Expense	(171)	1	(170)	(469)	4	(465)
Earnings from Continuing Operations	293	(3)	290	832	(7)	825
Net Earnings	293	(3)	290	847	(7)	840
Net Earnings per Share, Assuming Dilution
Continuing Operations	$0.74	$(0.01)	$0.73	$2.10	$(0.02)	$2.08
Net Earnings	$0.74	$(0.01)	$0.73	$2.14	$(0.02)	$2.12

	December 25, 2009
Consolidated Balance Sheet	As Previously Reported	Impact of Adjustment	As Adjusted
(Dollars in Millions)
Properties - Net	23,213	(149)	23,064
Deferred Income Taxes	6,585	(57)	6,528
Retained Earnings	9,182	(92)	9,090

	Nine Months Ended September 25, 2009
Consolidated Cash Flow Statement	As Previously Reported	Impact of Adjustment	As Adjusted
(Dollars in Millions)
Net Earnings	$847	$(7)	$840
Depreciation	679	(4)	675
Deferred Income Taxes	330	(4)	326
Net Cash Provided by Operating Activities	1,604	(15)	1,589
Property Additions	(1,046)	15	(1,031)
Net Cash Used in Investing Activities	(995)	15	(980)

CSX Rail Network

Syracuse
Selkirk
Buffalo
Detroit
Stanley
Walbridge
Chicago
Cleveland
Willard
Greenwich
Cumberland
Columbus
Curtis Bay
Locust Point
Avon
Cincinnati
Russell
Richmond
Evansville
Louisville
Erwin
Rocky Mount
Nashville
Hamlet
Florence
Atlanta
Birmingham
Charleston
Montgomery
E. Savannah
Waycross
Mobile
Jacksonville
New Orleans
Tampa
Major Terminals
Coal Network
I-90 Corridor
I-95 Corridor
Southeastern Corridor
CSX Rail Network